                                                                    EXHIBIT 99.1


            PLUMAS BANCORP REPORTS EARNINGS GROWTH AND CASH DIVIDEND

QUINCY, California, April 21, 2004 -- The board of directors of Plumas Bancorp, (OTC:PLBC), today declared a semiannual cash dividend of 14 cents per share, an annualized increase of 16.7% over the 24 cents per share dividend paid in 2003. The dividend will be paid on May 14, 2004 to shareholders of record as of April 30, 2004. This is the eighth consecutive year cash dividends have been paid.

"In recognition of the fifteenth consecutive year of earnings growth," said William E. Elliott, president and chief executive officer of the company, "and in accordance with the board's plan to continue to increase shareholder value, we are pleased to declare this cash dividend."

Plumas Bancorp also announced that its first quarter 2004 earnings were $726,000 up 1.4% over the $716,000 earned during the comparable period in 2003. Both basic earnings per share and diluted earnings per share were $.22, the same as was earned during the first quarter of 2003. Operating revenues (net interest income and non-interest income) for first quarter 2004 were $5.1 million, up from $4.5 million for first quarter 2003, an increase of 13.6%.

"Earnings growth this quarter was somewhat limited as a result of soft loan demand and our recent expansion into the Tahoe area," acknowledged Elliott, "however, this is all part of our plan to strengthen our position as Northeastern California's premier community-based financial institution. As we enter the summer and fall seasons," he continued, "we expect increased loan and deposit activity will lead to a year of strong growth for the bank."

The company's total assets stood at $397 million, up almost $75 million or 23% from $322 million on March 31, 2003. Total deposits as of March 31, 2004 stood at $360 million, an unusually high increase of $71 million or 25% over the $289 million at the end of the first quarter of 2003. This is in part because of the deposits gained from the acquisition of five Placer Sierra Bank offices in late 2003.

The growth in total net loans over the past year was $4 million or 2% from $208 million at the end of the first quarter of 2003 to $212 million on March 31, 2004. Total capital grew 13% from $24 million at the end of March, 2003 to $27 million on March 31, 2004.

The annual meeting of shareholders is scheduled for May 19, 2004 in Quincy.

Plumas Bank, the wholly owned subsidiary of Plumas Bancorp, operates twelve traditional branches plus four independent ATM sites in Northeastern California's Plumas, Sierra, Lassen, Placer, Nevada, Modoc, and Shasta counties. The bank provides consumer and commercial banking services, mortgage banking, and various investment and insurance services. Plumas Bancorp stock is listed on the over-the-counter market under the stock symbol PLBC.

                                       ###

This news release includes forward-looking statements about Plumas Bancorp's financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.